                                                                  EXHIBIT 2.1



                           ASSET PURCHASE AGREEMENT

                                 By And Among

                          CAMBRIDGE INDUSTRIES, INC.,

                               LIVINGSTON, INC.

                                      And

                             ROBERT D. MORGANSTERN








                                 January 14,1998
                        (Effective as of January 1, 1998)

                           ASSET PURCHASE AGREEMENT
                           ------------------------

         This Asset Purchase Agreement is made and entered into on January 14, 1998, effective as of January 1, 1998 (the "Effective Date") by and among CAMBRIDGE INDUSTRIES, INC., a Delaware corporation ("Purchaser"), LIVINGSTON, INC., a Washington corporation ("Seller"), and ROBERT D. MORGANSTERN, the sole shareholder of Seller ("Shareholder").

                                   RECITALS:

         A. Seller is engaged in the business of manufacturing, assembling and selling plastic components for the transportation and marine industries (the "Business").

         B. Seller desires to sell and Purchaser desires to purchase substantially all the operating assets used or usable in connection with the operation of the Business, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby mutually acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

         1.1   Purchase and Sale of the Assets. Subject to the terms and
               -------------------------------
conditions set forth in this Agreement, Seller hereby agrees to transfer, sell and assign to Purchaser on the Closing Date, and Purchaser agrees to purchase on the Closing Date, all of the operating assets and properties, personal, tangible and intangible, wherever situated, owned by Seller or in which Seller has any right or interest and used or usable in connection with the operation of the Business (whether known or unknown, tangible or intangible, real, personal or mixed, and wherever located) (all such assets and properties being hereinafter referred to as the "Assets"), other than the assets identified in Section 1.2, including, without limitation, the following:

               (a) All furniture, fixtures and other fixed assets owned by Seller and used in the operation of the Business, including without limitation those listed on Schedule 1.1(a), attached hereto and made
                                    ---------------
         a part hereof.

               (b) The goodwill and other intangible assets associated with the Business.

               (c) All patents, patent applications, trademarks, trademark applications and registrations, trade names, service marks, service names, copyrights, copy right applications and registrations, commercial and technical trade secrets, engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, know-how, confidential information and other proprietary property rights and interests used in or relating to the Business or Division (hereinafter collectively referred to as the "Intellectual Property"), including, without limitation the items set forth on the attached Schedule 4.1(e);
                  ---------------

               (d) All sales and business records, personnel records of Seller's employees, credit records of Seller's customers, customer list, advertising and promotional materials, and all other books and records of every kind and nature which relate to the Business, other than Seller's minute books and related corporate records.

               (e) All equipment, machinery, tools, dies, jigs, patterns, molds, engineering and office equipment, and vehicles used in connection with or related to the Business, including, without limitation, the items listed on the attached Schedule 1.1(e).
                                                      ---------------

               (f) All leases entered into by Seller for the use of personal property to the extent such personal property is used in connection with Business, and all other contracts and agreements (collectively, "Contracts"), entered into by Seller in the ordinary course of the Business, including, without limitation, those described on Schedule
                                                                     --------
         1.1(f), other than those specifically excluded on Schedule 1.2(d).
         ------                                            ---------------

               (g) All licenses and permits held by Seller in connection with the Business or the Assets, including, without limitation, those described on Schedule 1.1(g).
                      ---------------

               (h)   All inventories of whatever nature or kind.

               (i) All third party warranties and claims for warranties relating to the Business or the Assets, including, without limitation, the warranties set forth on Schedule 1.1(i).
                                     ---------------

               (j) The leases and subleases for all land, buildings and improvements leased by Seller and used in connection with the Business (the "Real Property"), as described on the attached Schedule 1.1(i).
                                                             ---------------

               (k) All of Seller's accounts receivable, including without limitation those described on the attached Schedule 1.1(k).
                                                    ---------------

               (l)   All of Seller's cash and cash equivalents.

               (m) All claims and rights of Seller in connection with any litigation in which the Seller, in connection with the Business, is a claimant.

         1.2   Excluded Assets. Notwithstanding anything to the contrary
               ---------------
contained in Section 1.1 above, the following shall not be included in the Assets and shall not be sold by Seller to Purchaser:

               (a)   All tax returns of Seller.

               (b) Seller's right to any refunds from Washington State Industrial Insurance Fund for the years 1995, 1996 and 1997.

               (c) Any and all written or oral employment agreements (unless otherwise specifically assumed hereunder).

               (d)   Any items listed on Schedule 1.2(d), attached hereto and
                                         ---------------
         made a part hereof.


                                  ARTICLE II

                              LIABILITIES ASSUMED
                              -------------------

         2.1   Assumption of Liabilities. Purchaser shall not assume and shall
               -------------------------
not be liable for any liabilities of Seller, of whatever type or nature, other than (i) all current liabilities of the Business set forth on the face of the June 30 Balance Sheet (as defined in Section 4.1(1)) (rather than the notes thereto) up to the amount of such liabilities set forth therein, (ii) all accounts payable which have arisen after the date of the June 30 Balance Sheet and which have been incurred in the ordinary course of business, including current payroll tax liabilities and pro rated property taxes payable (iii) all of Seller's obligations to the U.S. Bank of Washington, N.A., (iv) all of Seller's obligations to Shareholder represented by that certain promissory note, dated July 18, 1996, in the original principal amount of $300,000, and (v) all of Seller's obligations to Steven Dow, a former shareholder of Seller (the "Former Shareholder"), under that certain consulting agreement between Seller and the Former Shareholder dated October 31, 1995, a copy of which is attached to Schedule 1.1(f) attached
                                                       ---------------
hereto; and (vi) those liabilities arising from and after the Effective Date with respect to any other contracts or agreements assumed by Purchaser hereunder and not identified on the Schedule 1.2(d) (collectively, the "Assumed
                          ---------------
Liabilities").

         2.2   Excluded Liabilities; No Other Liabilities Assumed. Other than
               --------------------------------------------------
the Assumed Liabilities, Purchaser has not agreed to pay and shall not assume, nor have any liability or obligation, direct or indirect, absolute or contingent for any liability or obligation of the Seller ("Excluded Liabilities"). Without limiting the foregoing, the Excluded Liabilities include the following: (a) all of Seller's obligations or liabilities to the Former Shareholder with respect to the redemption of the shares of capital stock of Seller owned by the Former Shareholder (the "Stock Liability"); (b) any liability or obligation in respect of any litigation arising out of the conduct of the Business by Seller prior to the Closing; (c) any liability or obligation of Seller under the Environmental Laws (as defined in Section 4.1(s) in respect of solid waste or Hazardous Materials which have been transported by or on behalf of Seller for off-site disposal, and all arrangements therefor; (d) any liability or obligation of Seller for any violation of the Environmental Laws to the extent arising from the operation of the Business prior to the Closing Date, including, without limitation, in respect of any fine or penalty arising from any permit violation;
(e) liabilities or obligations of Seller relating to any employee pension, savings, severance, separation, bonus or other employee plan, program or arrangement or to any employee of Seller for vacation pay; (f) any federal, state or local Tax liability (or adjustments thereto) relating to the Business prior to the Closing.

                                  ARTICLE III

                                PURCHASE PRICE
                                --------------

         3.1   Initial Purchase Price for Assets. For and in consideration of
               ---------------------------------
the sale of the Assets in accordance with the provisions hereof, Purchaser shall pay to Seller the sum of Two Million One Hundred Fifty Thousand Dollars ($2,150,000) (the "Initial Purchase Price") and Purchaser shall assume the Assumed Liabilities.

         3.2   Income Adjustment. Seller projects that the Business will produce
               -----------------
Adjusted Income (defined below) in calendar years 1998 and 1999 of $1,856,000 in the aggregate, exclusive of any new earnings produced by Purchaser that are not from Paccar, Inc. (the "Projected Income"). To the extent that the actual Adjusted Income produced by the Business in calendar years 1998 and 1999 in the aggregate, exclusive of any new earnings produced by Purchaser that are not earnings from Paccar, Inc. that constituted a part of the Business prior to the Effective Date (other than earnings from Paccar, Inc.'s Kenworth Division relating to products manufactured by processes currently used in production by Seller, which shall constitute earnings produced by Seller) (the "Actual Income"), is less than the Projected Income, the Initial Purchase Price shall be reduced by an amount (the "Income Adjustment") equal to the lesser of (i) $305,000 or (ii) the amount by which the Projected Income exceeds the Actual Income. For purposes of this Agreement, "Adjusted Income" means the Business's earnings before interest, taxes, depreciation and amortization, excluding (i) any principal or interest payments to the Former Shareholder pursuant to the consulting agreement described in Section 2.1(v), (ii) the Stock Liability (defined in Section 2.2), (iii) income from any sale of the assets of the Business other than in the ordinary course of business, and (iv) any increase in overhead or direct costs mandated by Purchaser. The Income Adjustment, if any, is to be made pursuant to the Note (as defined in Section 3.6(b)) and if there is any inconsistency between the terms of this Section 3.2 and the terms of the Note, the terms of the Note shall prevail. Notwithstanding the foregoing, in the event that Purchaser should sell or transfer a substantial portion of the Assets or Business during calendar years 1998 or 1999 without the prior written consent of Seller (which consent will not be unreasonably withheld provided that such sale or transfer does not adversely affect the projected earnings of the Business), the terms of this Section 3.2 and the Income Adjustment shall lapse.

         3.3   Net Worth Adjustment. If Seller's net worth on the Closing Date
               --------------------
(defined in Section 8.1 below) (the "Closing Date Net Worth"), determined, after giving effect to the Distribution (defined in Section 11.1 below), on the basis of Seller's unaudited balance sheet dated as at the Closing Date (the "Closing Date Balance Sheet"), prepared and finally determined in accordance with Section
3.4 below, is less than Seller's net worth (the "June 30 Net Worth") as set forth on Seller's June 30, 1997 balance sheet (the "June 30 Balance Sheet"), the Initial Purchase Price shall be reduced by an amount (the "Net Worth Adjustment") equal to the amount by which the June 30 Net Worth exceeds the Closing Date Net Worth.

         3.4   Preparation of Closing Date Balance Sheet and Determination of
               --------------------------------------------------------------
Net Worth Adjustment.
--------------------

               (a) Seller shall prepare and deliver to Purchaser, within twenty (20) days following the Closing Date, the Closing Date Balance Sheet setting forth the Closing Date Net Worth. The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied with the principles used in preparation of the June 30 Balance Sheet.

               (b) Purchaser may object to the Net Worth Adjustment or to any of the information contained in the Closing Date Balance Sheet which could affect the Net Worth Adjustment if such objection is based on a claim that the Closing Date Balance Sheet was not prepared in accordance with subsection 3.4(a). Any such objection must be made by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to Seller within 60 days following delivery of the Closing Date Balance Sheet. In connection with its review of the Closing Date Balance Sheet and during such 60 day period, Purchaser may, at its sole cost and expense, have the Closing Date Balance Sheet audited by its accountants. If Purchaser makes any such objection, Purchaser and Seller shall seek in good faith to resolve such differences within 20 days following the delivery of such objections. During such time, if Seller disagrees with the objections of Purchaser, it shall state the basis of such disagreement with reasonable specificity. If Purchaser does not so object to the Closing Date Balance Sheet within such 60-day period, the Closing Date Balance Sheet shall be considered final and binding upon the parties. If Purchaser and Seller are unable to mutually resolve any disputes with respect to any aspect of the price differential within the periods described above, the parties shall, within ten (10) days following the expiration of such periods, engage the Seattle, Washington office of Arthur Andersen or such other mutually agreed upon accounting firm (the "Mediator") to act as a Mediator and determine, in accordance with the provisions of this Section 3.4, the appropriate Net Worth Adjustment. In connection with the review of the Closing Date Balance Sheet by Purchaser or its accountants, Purchaser and its accountants shall have reasonable access to the records of the Business and any work papers prepared by Seller, its officers or accountants in the preparation of the Closing Date Balance Sheet.

         3.5   Submission to Mediator. If the Mediator is engaged pursuant to
               ----------------------
Section 3.4(b), then, within ten (10) days of the engagement, the Mediator shall be furnished with a copy of this Agreement, a letter from Seller describing Seller's position on the disputed amount and a letter from Purchaser describing Purchaser's position on the disputed amount. Neither party shall make any additional submission except pursuant to the Mediator's written request. The Mediator shall have thirty (30) days to review such documents and such other information as the Mediator deems appropriate. Within such thirty-day period, the Mediator will furnish both parties with its written determination with respect to each of the unresolved price differentials in dispute. In arriving at its determination, the Mediator may select either the adjustment as proposed by the position of the Seller or by the position of Purchaser, or its own determination (provided such determination is between the Seller's or Purchaser's position) with respect to such differential. The determination of the Mediator with respect to each such adjustment will be final and binding upon the parties and a judgment, based on the Mediator's determination, may be entered into a court of competent jurisdiction in accordance with, and pursuant to, the United States Arbitration Act, 9 U.S.C., Section 1 et.seq. or the Michigan Uniform Arbitration Act, MCL, Section 600.5001 et. seq. The fee of the Mediator shall be borne by the Parties in the same proportion that the dollar amount of the disputed items lost by a party bears to the total dollar amount in dispute in the mediation. In the process of preparing and reviewing the price differential and conducting of review by either party or the Mediator, each party will grant the other party all reasonable access to the records of the Business and any workpapers, including accountant's workpapers, prepared with respect to the price differential.

         3.6   Payment of Purchase Price. As used in this Agreement, the term
               -------------------------
"Purchase Price" shall mean the Initial Purchase Price taking into consideration the Income Adjustment and the Net Worth Adjustment. Purchaser shall pay the Purchase Price to Seller as follows:

               (a) Purchaser shall pay to Seller in cash at Closing (as defined in Section 8.1) the sum of $600,000 (less the cost of obtaining the Letter of Credit as provided in subsection (c) below), of which $422,690 shall be paid to Former Shareholder on behalf of Seller in full payment of the Stock Liability;

               (b) The balance of the Purchase Price (other than the portion of the Purchase Price attributable to the Assumed Liabilities and without regard to the Net Worth Adjustment) shall be evidenced by a promissory note (the "Original Note") in the form and substance set forth on Exhibit "A" to this Agreement, which shall be delivered to
                  -----------
         Seller at the Closing. If necessary, the Original Note shall be replaced and superseded by a replacement note (the "Replacement Note") in an amount equal to the Purchase Price (taking into account the Net Worth Adjustment) at such time as the Net Worth Adjustment is finally determined pursuant to Sections 3.4 and 3.5. All terms of the Replacement Note, other than the principal amount thereof, shall be identical to the Original Note. For purposes of this Agreement, the then outstanding promissory note, whether the Original Note or the Replacement Note, shall be referred to in this Agreement as the "Note." Purchaser's obligations under the Note shall be junior and subordinate in all rights to Purchaser's obligations to senior and senior subordinated creditors, which shall nonetheless not affect Seller's right to draw on the Letter of Credit or the Replacement Letter of Credit, as defined in Section 3.6 (c) below.

               (c) Purchaser shall cause a $1,000,000 letter of credit (the "Letter of Credit"), which will expire on February 15, 1999, to be issued in favor of Seller at the Closing, to secure payment of Purchaser's obligations under the Note. Seller shall be responsible for all costs and expenses incurred in obtaining and maintaining the Letter of Credit and Purchaser shall be entitled to set off all costs and expenses incurred in obtaining the Letter of Credit against the portion of the Purchase Price to be paid to Seller at the Closing. If requested by Seller, at least sixty (60) days prior to February 15, 1999, Purchaser shall cause another letter of credit (the "Replacement Letter of Credit"), which will expire on February 15, 2000, to be issued in favor of Seller as of February 15, 1999, to secure payment of Purchaser's then-remaining obligations under the Note. The Replacement Letter of Credit shall be in such amount as Seller may reasonably request, but in no event in an amount exceeding the positive difference, if any, found by subtracting the amount paid to Seller under the Note on February 15, 1999 from $1,000,000. Purchaser shall be entitled to set off all costs and expenses incurred in obtaining and maintaining the Replacement Letter of Credit against future payments to be made by Purchaser to Seller pursuant to the Note.

         3.7   Allocation of Purchase Price. The parties agree that for all tax
               ----------------------------
and other reporting purposes, the Purchase Price (other than the amount thereof attributable to cash, cash equivalents, and accounts receivable) shall be allocated among the Assets as follows: (i) furniture, fixtures, machinery, equipment and leasehold improvements shall be allocated an amount of the Purchase Price equal to the basis of such assets for federal income tax purposes (generally, cost less depreciation and amortization); and (ii) the balance of the Purchase Price shall be allocated to goodwill and other intangible Assets.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

         4.1   Representations and Warranties of Seller. Seller and Shareholder
               ----------------------------------------
hereby, jointly and severally, represent, warrant and covenant the following to
Purchaser:

               (a)   Assets. The Assets constitute all of the assets used by
                     ------
         Seller in the operation of the Business, other than as set forth on
         Schedule 1.2(d). Seller owns and has an unencumbered, marketable title
         ---------------
         to or has an unencumbered interest in all of the Assets being sold to Purchaser pursuant to the terms of this Agreement, except for those liabilities which will be released concurrently with the Closing or which Purchaser is expressly assuming pursuant to this Agreement.

               (b)   Good Standing and Authority. Seller is a corporation
                     ---------------------------
         organized, validly existing and in good standing under the laws of the State of Washington, with the corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated herein. Seller is duly qualified to do business and in good standing in each jurisdiction in which it is required to be so qualified. Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. This Agreement and all instruments of transfer and other documents to be delivered by Seller in connection with this Agreement and the consummation of the transactions contemplated herein have been or will be, on or prior to the Closing Date, duly authorized and approved by all necessary and proper corporate action of Seller, and all instruments of transfer and other documents to be delivered in connection wherewith, when executed and delivered, will constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting creditors' rights generally and application of general principles of equity.

               (c)   Liens. There are no judgments, liens or security interests
                     -----
         which will be outstanding on the Closing Date against the Seller or the Assets, which would affect Seller's title to or ability to transfer the Assets, except those which will be released concurrently with the Closing or which Purchaser is expressly assuming pursuant to Section 2.1.

               (d)   Equipment and Other Assets. Schedule 1.1(a) contains a
                     --------------------------  ---------------
         true and complete list of all material furniture, fixtures and fixed assets used by Seller in the Schedule 1.1(e) contains a true and
                                      ---------------
         complete list of all equipment, machinery, tools, dies, jigs, patterns, mold, engineering and office equipment, and vehicles used by Seller in the Business; Schedule 1.1(f) contains a true and complete list of all
                       ---------------
         personal property leases and other contracts and agreements entered into by Seller; Schedule 1.1(i) contains a true and complete list of
                         ---------------
         all material third party warranties relating to the Business and the Assets; Schedule 1.1(i) contains a true and complete list of all real
                 ---------------
         property leased by Seller and used in connection with the Business; and
         Schedule 1.1(k) contains a true and complete list of all accounts
         ---------------
         receivable as of two (2) business days immediately preceding the Closing Date.

               (e)   Intellectual Property. The attached Schedule 4.1(e)
                     ---------------------               ---------------
         contains a true and complete list of all patents, patent applications, registered trademarks, applications for registered trademarks, registered service marks, applications for registered service marks, logos, registered copyrights and applications for registered copyrights used in the Business and any and all corporate and assumed names under which Seller has in the past conducted or is currently conducting business. Except as set forth on the attached Schedule 4.1(e), Seller
                                                       ---------------
         is the owner of or licensee under a valid license for the Intellectual Property (defined in Section 1.1(c)) material to the Business taken as a whole, has good and marketable title to or is a licensee under a valid license of and has the exclusive right to assign its entire right, title and interest in and to all of the Intellectual Property relating to the Business. The items comprising such Intellectual Property are the only proprietary property used or necessary in connection with the Business. Seller has not infringed, misappropriated or misused any Intellectual Property of another. Except as set forth on the attached
         Schedule 4.1(e), to Seller's knowledge, no third party has infringed,
         ---------------
         misappropriated or misused any of the Intellectual Property or other proprietary information related to the Business.

               (f)   Good Condition. Except as set forth in Schedule 4.1(f), all
                     --------------                         ---------------
         facilities used by Seller in the operation of the Business, all of the Assets, and the personal property covered by the leases, agreements and contracts described in Schedule 1.1(f), are currently operating for
                                ---------------
         their respective intended uses and need no major repairs, normal wear and tear excepted.

               (g)   Contracts. Schedule 1.1(f) identifies all major Contracts
                     ---------  ---------------
         with respect to the Business or the Division. All Contracts listed on
         Schedule 1.1(f) were entered into in the ordinary course of business.
         ---------------
         Except as set forth on Schedule 1.1(f), Seller has complied in all
                                ---------------
         material respects with the provisions of each such Contract and is not in default thereunder and Seller does not have knowledge that the other party or parties thereto have failed to comply in all material respects with the provisions of each such Contract or is in default thereunder.

               (h)   Litigation. Except as set forth on Schedule 4.1(h) hereto,
                     ----------                         ---------------
         there are no actions, suits, investigations or proceedings, either pending or threatened against Seller, the Business or the Assets, at law or in equity, before any federal, state, municipal, or other governmental department, commission, board, agency, court or instrumentality. Seller is not in default with respect to any order, writ, injunction or decree of any court or other governmental department, commission, board, agency or instrumentality.

               (i)   Compliance with Applicable Laws and Regulations. Except as
                     -----------------------------------------------
         set forth on Schedules 4.1(i) and 4.1(s), Seller has complied in all
                      ---------------------------
         material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements imposed by any governmental authority applicable to it in the operation of the Business and ownership of the Assets.

               (j)   Permits and Licenses. Schedule 1.1(g) lists all
                     --------------------  ---------------
         governmental franchises, permits, licenses or other authorizations held by Seller in connection with the Business, and the Assets, all of which are in full force and effect, and true copies of which have been delivered to Purchaser. Seller has obtained all permits, licenses, franchises and other authorizations necessary or desirable with respect to, and have complied with all laws applicable to, the operation of the Business and ownership of the Assets, and Seller has not engaged in any activity which would cause revocation or suspension of any such permits, licenses, franchises or authorizations. No action or proceeding looking to or contemplating the revocation or suspension of any such permits, licenses, franchises or authorizations are pending or threatened.

               (k)   Employees. Schedule 4.1(k) contains a complete and accurate
                     ---------  ---------------
         list of all of Seller's current employees, such employees' salaries or hourly rates, and annual bonuses (last paid or payable), if any, and the total value and list of any other fringe benefits or incentive paid or payable to such employees. Except as specifically described in
         Schedule 4.1(k), all employees are actively at work and no employee is
         ---------------
         currently on a leave of absence, layoff, suspension, sick leave, workers compensation, short or long term disability, military leave or otherwise not actively performing his or her work during all normally scheduled business hours.

               (l)   Employee Relations. All payments determined to be due from
                     ------------------
         Seller on account of Seller's employees' work, health or welfare insurance, under any agreement, whether oral or written, will have been paid as of the Effective Date. Any amounts due to or with respect to Seller's employees, including health and welfare or workers compensation benefits, incurred prior to the Effective Date, which cannot be determined on or before the Closing Date, shall be paid by Seller immediately upon determination thereof. Purchaser shall, in no way, be deemed to be liable for any such amounts. Except as provided in
         Section 4.1(v) below, Seller has no pension, profit sharing, retirement or similar plan, or other employee benefit plan, in effect.

               (m)   Financial Information. Schedule 4.1(m) consists of:
                     ---------------------  ---------------

                     (i) Seller's reviewed financial statements for the year ended December 31, 1996;

                     (ii) Seller's unaudited financial statements for the ten months ended October 31, 1997; and

                     (iii) Seller's unaudited balance sheet as at June 30, 1997 (the "June 30 Balance Sheet").

                     (iv) All such financial statements (the "Financial Statements") were prepared from the Sellers books of account in accordance with generally accepted accounting principles, consistently applied, and materially accurately present the financial position, results of operations and cash flows of Seller at the dates and for the periods indicated.

               (n)   No Undisclosed Liabilities. Except as and to the extent
                     --------------------------
         reflected in the June 30 Balance Sheet, the current liabilities incurred by Seller in the ordinary course of business since the date of the June 30 Balance Sheet, and the Assumed Liabilities, Seller has no debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether or not known to Seller, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing. Except as set forth on Schedule 4.1(o), Seller knows of no existing, proposed or
                  ---------------
         threatened change which would be a material adverse change to the Business or its future prospects.

               (o)   Conduct of Business Since June 30. 1997. Except as set
                     ---------------------------------------
         forth on Schedule 4.1(o), since June 30, 1997, there has not been any
                  ---------------
         material adverse change in the business, operations, or condition (financial or otherwise) of the Business. Except as set forth on
         Schedule 4.1(o), since June 30, 1997, Seller has caused the Business to
         ---------------
         be conducted only in the ordinary course and has not:

                     (i) made or incurred any capital expenditures in excess of $25,000 in any one transaction or series of similar transactions;

                     (ii) except in accordance with consistent prior practice and in the ordinary course, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any employee or agent of Seller, or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any employee, or agent of Seller;

                     (iii) sold or transferred any of its assets, other than inventories in the ordinary course of business;

                     (iv) terminated or materially amended any material Contract to the detriment of Purchaser;

                     (v) incurred or guaranteed any loan or other obligation (in connection with or related to the Business or the Assets) other than in the ordinary course of business;

                     (vi) subjected any of the Assets to any mortgage, pledge, lien or other material encumbrance;

                     (vii) declared or paid any dividend with respect to the capital stock of Seller other than the Distribution authorized in
               Section 11.1; or

                     (viii) entered into any agreement or commitment (other than this Agreement or any arrangement provided for or contemplated in this Agreement) to take any of the types of action described in subsection (i) through (vii) of this Section 4.1(o).

               (p)   Tax Matters.
                     -----------

               Except as set forth on the attached Schedule 4.1(p):
                                                   ---------------

                     (i) Seller has filed all Tax Returns which it is required to file under applicable laws and regulations, and all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations;

                     (ii) Seller has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party;

                     (iii) Seller has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

                     (iv) the accrual for Taxes on the June 30 Balance Sheet would be adequate to pay all Tax liabilities of Seller if its current tax year were treated as ending on the date of the June 30 Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income);

                     (v) since the date of the June 30 Balance Sheet, Seller has not incurred any liability for Taxes other than in the ordinary course of business;

                     (vi) no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to Seller;

                     (vii) Seller has not received from any foreign, federal, state or local taxing authority any (a) written notice indicating an intent to open an audit or other review or (b) request for information related to Tax Matters; and

                     (viii) there are no material unresolved questions which
               have been made known to the Seller by any taxing authority or claims concerning Seller's Tax liability.

                     (ix)   Except as set forth on the Schedule 4.1(p), Seller
                                                       ---------------
               (a) has not made an election under `341(f) of the IRC, (b) is not liable for the Taxes of another Person (l) under Treas. Reg. `1.1502-6 (or comparable provisions of state, local or foreign law), (2) as a transferee or successor, (3) by contract or indemnity or (4) otherwise, (c) is not a party to any tax sharing agreement or (d) has not made any payments, is not obligated to make any payments or is not party to an agreement that could obligate it to make any payments that would not be deductible under IRC `280G.

               For purposes of this Agreement "Tax" means any federal, province,
                                               ---
         local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. For purposes of this Agreement, "Tax
                                                                            ---
         Return" means any return, declaration, report, claim for refund, or
         ------
         information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               (q)   Real Property Owned. Seller does not own and has never
                     -------------------
         owned real property used, in any way, in connection with the Business.

               (r)   Real Property Leased. Schedule 4.1(r) lists and briefly
                     --------------------  ---------------
         describes all real properties leased or subleased to Seller for use in connection with the Business (the "Real Property"). Seller has delivered to Purchaser correct and complete copies of the leases and subleases listed on Schedule 4.1(r). With respect to each such lease or
                             ---------------
         sublease:

                     (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

                     (ii) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

                     (iii) neither the Seller nor, to the Seller's knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease by Seller, or, to Seller's knowledge, by any other party to the lease or sublease;

                     (iv) no party to the lease or sublease has repudiated any of its provisions;

                     (v) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                     (vi) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                     (vii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of such facilities; and

                     (viii) all facilities leased or subleased are in good
               operating condition, ordinary wear and tear excepted. No property insurer or similar body has made any recommendations which have not been complied with, and, except as set forth in Schedule
                                                                   --------
               4.1(r), all structures on the leased real property meet all
               ------
               qualifications for "highly protected risk" classification for fire insurance purposes.

               (s)   Environmental. Health and Safety Matters.
                     ----------------------------------------

                     (i)   Definitions.
                           -----------

                           (A) "Environmental Laws" shall mean and all international, federal, state, and local statutes, laws, regulations, ordinances, orders, common law, and similar provisions having the force or effect of law, concerning public health or safety, worker health or safety or pollution or protection of the environment, including but not limited to, the Clean Air Act, 42 U.S.C. (S) 7401 et
                                                                           --
                     seq., the Clean Water Act, 33 U.S.C. (S) 1251 et seq., the
                     ---                                           -- ---
                     Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. (S) 6901 et seq., the Toxic Substances Control Act, 15 U.S.C.
                          -- ---
                     (S) 2601 et seq., and the Comprehensive Environmental
                              -- ---
                     Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. (S) 9601 et seq. whether currently in existence or
                                     -- ---
                     hereafter enacted or which govern: (i) the existence, cleanup removal and/or remedy of contamination or threat of contamination on or about the Owned Real Property and Leased Real Property (collectively, the "Real Property");
                     (ii) the emission or discharge of Hazardous Materials into the environment; (iii) the control of Hazardous Materials; or (iv) the use, generation, transport, treatment, storage, disposal, removal, recycling, handling or recovery of Hazardous Materials, including building materials.

                           (B) "Hazardous Materials" shall mean any material or substance: (i) is or becomes defined as a "hazardous substance", "pollutant" or contaminant" pursuant to CERCLA and amendments thereto and regulations promulgated thereunder; (ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (iii) which is or becomes defined as a "hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls
                     (PCBs); (v) containing asbestos; (vi) which is radioactive;
                     (vii) which is biologically hazardous; (viii) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy; (ix) which is or becomes defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" or other such terms used to define a substance having an adverse effect on the environment under any federal, state or local statute, regulation or ordinance; (x) any toxic, explosive, dangerous, corrosive or otherwise hazardous substance, material or waste which is or becomes regulated by any federal, state or local governmental authority or
                     (xi) which causes a nuisance upon or waste to the Real Property.

                           (C)   "Environmental Reports" shall mean the
                     Environmental Reports obtained from Environmental Associates, Inc. and Environmental Resource Management with respect to the environmental condition of the Real Property listed on Schedule 4.1(s).
                               ---------------

                     (ii) Except as set forth in the Environmental Reports, Seller has not received notice, nor does it have any information which indicates that Seller will be receiving such a notice, of proceedings, claims or losses relating to alleged violations by the Seller of any Environmental Laws relating to the Business of Division, or relating to the presence, discharge, release or disposal of Hazardous Materials on the Real Property or on property adjoining the Real Property:

                           (A) Seller has not received notice as a potentially responsible party ("PRP") for any facility, site or location pursuant to CERCLA or other similar Environmental Law relating to the Business or the Real Property;

                           (B) Seller is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under the requirements of Environmental Laws relating to the Business or the Division, except where such noncompliance would not have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the Divisions, taken as a whole;

                           (C) Seller has timely filed all notices, reports and other submissions required under all Environmental Laws, except for such notices, reports or other submissions with respect to which the failure to so file would not have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the Business;

                           (D) All Real Property owned, operated or leased by Seller is and continues to be owned and operated in compliance with all Environmental Laws, in each case except for such violations which would not have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the Business, taken as a whole and all Real Property has been owned, operated or leased by Seller in compliance with all Environmental Laws, in each case except for such violations which would not have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the Business;

                           (E)   Seller has been issued all permits,
                     certificates, approvals, licenses and other authorizations required under all Environmental Laws, has timely applied therefore and is and continues to be in compliance therewith and Seller has had all such required permits, and other authorizations and have been in compliance therewith, in each case except for such permits and other authorizations with respect to which the failure to obtain or to comply with which would not have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the Business;

                           (F) Neither Seller nor, to Seller's knowledge, any other person, has ever caused or suffered any Hazardous Materials to be disposed onto or into soils of the Real Property or other property, owned or operated or leased by Seller, which would have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the Business;

                           (G)   There is no contamination in soils or
                     groundwater of or beneath any Real Property owned or leased by Seller, above levels that exceed remediation standards based on regulations, guidances or risk-based criteria warranting studies or remediation or both which would have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the Business;

                           (H) Except as set forth in the Environmental Reports, there have not been and there are no underground storage tanks, active or abandoned, on or under any Real Property or other property now or previously owned or leased by Seller, which have not been removed together with any associated contaminated media in accordance with currently applicable requirements;

                           (l) No conditions exist at or on or under any Real Property now or previously owned, leased or operated by Seller, which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law or any common law which would have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the Business taken as a whole;

                           (J) Seller has not arranged for the transportation, treatment or disposal of any waste that was disposed of or treated at any site listed on any federal CERCLA or state list or other lists of hazardous substances sites;

                           (K) There are no liens under Environmental Laws on any of the Real Property or other assets owned, leased or operated by Seller and no government actions have been taken or are in process which could subject any of such properties or assets to such liens;

                           (L)   There have been no environmental
                     investigations, audits, reviews or assessments commissioned by Seller of any property or facility currently or previously owned or operated by Seller which have not been provided to Purchaser; and

                           (M)   Without limiting the generality of the
                     foregoing, to Seller's knowledge, there are no other facts, events or conditions relating to the past or present operations, properties or facilities of Seller which would give rise to any material liability or investigatory, corrective or remedial obligation under any Environmental Laws.

               (t)   Consents, Approvals and Authorizations. Except as set forth
                     --------------------------------------
         in Schedule 4.1(t), no consent, approval or authorization of or
            ---------------
         designation, declaration or filing with, any governmental authority, or any lenders, lessors, creditors, shareholders or others, is required on the part of Seller in connection with the valid execution and delivery of this Agreement or the consummation of the transactions contemplated herein without breach or violation of any agreement, lease, indenture or other instrument, or any judgment, decree, order, award, law, rule or regulation applicable to or affecting Seller, the Business or the Assets, other than any consent, approval or authorization, filing or notification which, if not obtained or made would not have a material adverse effect on the Business.

               (u)   Insurance. Seller has maintained and now maintains
                     ---------
         insurance with respect to the Assets and the Business, covering property damage by fire or other casualty, and against such liabilities, claims and risks, including without limitation, workers compensation. Schedule 4.1(u) hereto contains a true and correct copy
                       ---------------
         of all insurance policies maintained by Seller. Except as disclosed in
         Schedule 4.1(u), no policy of insurance is subject to any deductible,
         ---------------
         self-insured retention, retrospective rating agreement, indemnification agreement, or any other method or device by which the insured person is subject to all or any part of the liability for any or all claims. True and correct copies of all such insurance policies have concurrently herewith or prior hereto been delivered to Purchaser. All such insurance policies will be in full force and effect through the Effective Date. Except as set forth on Schedule 4.1(u), there is no
                                                ---------------
         state of facts and no event has occurred forming the basis for any present property, casualty or, to the knowledge of Seller, fidelity claim against it which is not fully covered by insurance. Schedule
                                                                   --------
         4.1(u) hereto contain loss runs for the last five years setting forth
         ------
         all property, general and products liability and workers compensation claim activity against the Business, including the date and place of the occurrence, claimant's name, reserves, amounts paid, a brief description of the incident and whether the claim is open or closed. Except as set forth in Schedule 4.1(u), Seller knows of no occurrence,
                                ---------------
         circumstance, or event which could reasonably be expected to result in the claim against it of the type enumerated in such schedule.

               (v)   Employee Benefits. Except for the employee benefit plans
                     -----------------
         listed in the attached Schedule 4.1(v) (the "Employee Benefit Plans"),
                                ---------------
         Seller is not a party to or bound by any profit sharing, stock option, pension, severance, retirement, stock purchase, hospitalization, group or individual life, disability or health insurance, or employee welfare benefit or similar plan or agreement providing benefits to the current or former employees or agents of Seller. Seller shall timely pay all amounts due under or with respect to the Employee Benefit Plans, and Seller does not, nor will it prior to the Closing Date, participate in, contribute to or employ any persons covered by a multiemployer plan, as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and has not, and will not prior to the Closing Date, incur any withdrawal liability within the meaning of Title IV of ERISA. Seller does not, nor will it prior to the Closing Date, maintain a pension plan, as defined in Section 3(3) of ERISA, subject to Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), or Title IV of ERISA. Seller has complied with, and will through and after the Closing Date, continue to comply with the Employee Benefit Plans and all requirements of law relating to the Employee Benefit Plans, and Purchaser shall have no liability or responsibility whatsoever with respect to the Employee Benefit Plans.

               (w)   Notes and Accounts Receivable. All notes and accounts
                     -----------------------------
         receivable of Seller, including receivables for customer tooling, are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in substantial accordance with their terms and at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the June 30 Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with generally acceptable accounting principles.

               (x)   Inventory. All inventory included in the Assets is properly
                     ---------
         valued on its books and records at the lower of cost or market (calculated on a FIFO basis), finished goods were produced to satisfy existing contracts, and all inventory, including raw materials and work in process are useable in current or anticipated production and are not obsolete, damaged or deteriorated. With respect to all inventory which Seller holds on consignment, (i) all such inventory is salable in the ordinary course of business and (ii) there are no disputes between Seller and the consignors of such inventory.

               (y)   Non-Violative Agreement. Neither the execution and delivery
                     -----------------------
         of this Agreement nor the consummation of the transaction contemplated herein will conflict with or result in the breach of the terms, conditions or provisions of any other agreement or instrument to which Seller is a party, or by which it may be bound or to which it may be subject, or constitute a default thereunder, which would result in Seller or the Assets being subjected to a lien or other encumbrance.

               (z)   Disclosure. No representation or warranty by the Seller
                     ----------
         contained in this Agreement and no statement contained in any certificate or other instrument furnished or to be furnished pursuant hereto or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit, to state a material fact necessary in order to make any of the statements not misleading, or necessary in order to provide Purchaser with all material information regarding the Assets or the Business.

         4.2   Representations and Warranties of Purchaser. Purchaser hereby
               -------------------------------------------
represents, warrants and covenants the following to Seller and Shareholder:

               (a)   Purchaser's Authority. Purchaser is a corporation
                     ---------------------
         organized, validly existing and in good standing under the laws of the State of Delaware with the power and authority to enter into this Agreement, and to consummate the transactions contemplated herein.

               (b)   Obligations of Purchaser. The execution of this Agreement
                     ------------------------
         and the consummation of the transactions contemplated herein have been duly authorized and approved by the Board of Directors of Purchaser, and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting creditors' rights generally and application of general principles of equity.

               (c)   Non-Violative Agreement. Neither the execution and
                     -----------------------
         delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in the breach of the terms, conditions or provisions of any other agreement or instrument to which Purchaser is a party, or by which Purchaser may be bound or to which it may be subject, or constitute a default thereunder.

               (d)   Litigation. Except as set forth on Schedule 4.2(d) hereto,
                     ----------                         ---------------
         there are no actions, suits, investigations or proceedings, either pending or threatened against Purchaser, at law or in equity, before any federal, state, municipal, or other govemmental department, commission, board, agency, court or instrumentality, which would materially adversely affect Purchaser's ability to perform its obligations, or consummate the transactions contemplated, under this Agreement.

               (e)   Consents, Approvals and Authorizations. Except as set forth
                     --------------------------------------
         in Schedule 4.2(e), no consent, approval or authorization of or
            ---------------
         designation, declaration or filing with, any governmental authority, or any lenders, lessors, creditors, shareholders or others, is required on the part of Purchaser in connection with the valid execution and delivery of this Agreement or the consummation of the transactions contemplated herein without breach or violation of any agreement, lease, indenture or other instrument, or any judgment, decree, order, award, law, rule or regulation applicable to or affecting Purchaser, other than any consent, approval or authorization, filing or notification which, if not obtained or made would not have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated in this Agreement.

               (f)   Disclosure. No representation or warranty by Purchaser
                     ----------
         contained in this Agreement and no statement contained in any certificate or other instrument furnished or to be furnished pursuant hereto or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit, to state a material fact necessary in order to make any of the statements not misleading, or necessary in order to provide Seller with all material information regarding Purchaser's ability to perform its obligations and to consummate the transactions contemplated in this Agreement.


                                   ARTICLE V

                               EMPLOYEE MATTERS
                               ----------------

         5.1   Obligation to Hire. Effective as of the Closing Date, Purchaser
               ------------------
will offer employment to substantially all employees of Seller who are actively employed (excluding employees on layoff, leave, military leave, suspension, sick leave, workers' compensation, salary continuance or long-term or short-term disability, on the date immediately preceding the Closing Date ("Inactive Employees")) on terms and conditions similar to those under which Purchaser employs persons of similar skill, experience and training. Those employees accepting such offers of employment are referred to in this Agreement as "Continued Employees." Nothing contained in this Agreement is intended to confer upon any Continued Employee any right to continued employment after the Closing Date, subsequent to Purchaser's evaluation of its employment needs with respect to the Business.

         5.2   Employee Benefit Plans for Continued Employees. Effective as of a
               ----------------------------------------------
Continued Employee's acceptance of employment with Purchaser, a Continued Employee shall be entitled to the benefits afforded under, and subject to the terms and conditions of, Purchaser's employee benefit plans. Purchaser shall give prior service credit to the Continued Employees with respect to eligibility, vesting and retirement under Purchaser's employee benefit plans. Seller shall retain all liability to fully perform, pay and discharge all incurred but unpaid claims under the insurance programs provided to Seller's employees immediately preceding the Closing Date. Upon the Closing, Purchaser shall be responsible for administering all continuation coverage under any medical and health plans of Seller for Seller's employees and their spouses, dependents and beneficiaries, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for all qualified beneficiaries whose original Qualifying Event (as defined in COBRA) occurred on or prior to the Effective Date.

         5.3   Worker's Compensation Claims. Purchaser and Seller hereby
               ----------------------------
acknowledge and agree that all workers compensation benefit claims payable to Seller's employees for any claim for workers compensation benefits arising as the result of an injury or occupational disease sustained while employed by Seller will be covered under the Washington State Industrial Insurance program in which Seller is a participant, even if such claims are filed subsequent to the Closing.

         5.4   Special Employment Arrangements. At the Closing, Purchaser and
               -------------------------------
Shareholder shall enter into an employment agreement in the form and substance set forth on Exhibit "B." In addition, notwithstanding anything to the contrary
             ------------
contained in Section 5.1 above, Purchaser shall offer employment to Seller's employees Paul Rittenhouse, Rod Cameron, John Turpen, Dick Krueger and Brian Carmody, on terms and conditions similar to those under which Purchaser employs persons of similar skill, experience and training, but with salaries reasonably commensurate with those paid to such individuals by Seller.

         5.5   Employee Vacation Benefits. The parties agree that employees of
               --------------------------
Seller hired by Purchaser shall be entitled to equal or better vacation benefits as if they had continued to be employed by Seller. All such vacations after Closing shall be the responsibility of Purchaser. However, Purchaser shall not be responsible for any vacation carryovers from 1997 to 1998.


                                  ARTICLE VI

                                  COVENANTS
                                  ---------

         6.1   Interim Operations. Seller shall maintain, operate and further
               ------------------
the Business in the ordinary course; there shall be no material adverse changes in the Business; there shall be no sale of the Assets other than in the ordinary course of business; and Seller shall not enter into any agreement, contract or other document, except in the ordinary course of business, without the prior written consent of Purchaser, from and after the date hereof to the Closing Date, and Purchaser shall be kept fully informed of the Business and all transactions of Seller (other than in the ordinary course of business) during such period. From the Effective Date through the Closing Date, Purchaser shall reimburse Seller for all payments to or on behalf of the employees of the Business hired by Purchaser, including without limitation all payroll expenses.

         6.2   Additional Capital. Following the Closing, at such time and in
               ------------------
such amount as Purchaser may reasonably deem appropriate, Purchaser shall provide the Business with capital sufficient to implement the planned improvements from Robotic Water Jet Trimming and Dust Control Enhancements, and to continue research and development at current levels for Seller's infusion process, until such time as Purchaser reasonably determines that such capital and such efforts will no longer provide reasonable cost-effective benefits to Purchaser or the planned improvement are completed.

         6.3   Full Access. Seller shall fully cooperate with Purchaser and make
               -----------
available to Purchaser, Seller's accountants, attorneys, lenders, employees, officers and other representatives, all records, books of account, documents and information which Purchaser, its agents, representatives, attorneys, accountants or lenders may from time-to-time request, so that Purchaser may investigate all aspects of the Business, Assets, and prospects and financial condition of the Business.

         6.4   Notice of Material Developments. Seller and Purchaser will give
               -------------------------------
prompt written notice to the other of any (i) representation or warranty contained herein which was true as of the date hereof, but which has subsequently become untrue, (ii) breach of any covenant hereunder by either party, and (iii) any other material development affecting the ability of such party to consummate the transactions contemplated in this Agreement.

         6.5   Exclusivity. From the date hereof through January 31, 1998,
               -----------
neither Seller nor Shareholder shall, directly or indirectly, offer or solicit offers for, or maintain discussions or negotiations with respect to, the sale of the Business or Assets (other than in the ordinary course of business) or any capital stock of Seller, with any party other than Purchaser unless Purchaser consents thereto in writing.

         6.6   Consent and Approvals. Seller shall use its best efforts to
               ---------------------
obtain any consent, approval, authorization, designation, declaration or filing required by Seller in connection with the consummation of the transactions contemplated in this Agreement, and true copies thereof have or will be given to Purchaser's counsel.

         6.7   Confidentiality. All information and documents delivered or
               ---------------
disclosed by Seller in connection with the transactions contemplated in the Agreement shall be treated and held by Purchaser, its employees, and agents as confidential and proprietary in accordance with the letter agreement between the parties dated July 23, 1997, a copy of which is attached hereto as Exhibit "G"
                                                                   -----------
and incorporated herein by this reference.


                                  ARTICLE VII

                             CONDITIONS TO CLOSING
                             ---------------------

         7.1   Conditions Precedent to Purchaser's Obligation. The obligation of
               ----------------------------------------------
Purchaser to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived in writing by Purchaser:

               (a)   Seller's Representations, Warranties and Covenants. All
                     --------------------------------------------------
         representations and warranties of Seller herein contained shall be true and correct as of the Effective Date and on the Closing Date, and Seller shall have performed, and there shall be no breach of, Seller's covenants and agreements set forth herein on or before the Closing Date.

               (b)   Environmental Reports. Purchaser shall be satisfied, in
                     ---------------------
         its sole discretion, with the results set forth in the Environmental Reports (as defined in Section 4.l(s)(i)(C)).

               (c)   Real Property Leases.
                     --------------------

                     (i) Purchaser and DM Properties Limited Partnership, the lessor of one of the parcels of the Real Property, shall have entered into a new lease for such Real Property (or, alternatively, an amendment and assignment of the existing lease for such Real Property) (in either event, the "DM Lease") on terms and conditions satisfactory to Purchaser.

                     (ii) Purchaser and "B" Street Partners, the lessor of one of the parcels of the Real Property, shall have entered into a new lease for such Real Property (or, alternatively, an assignment and assumption agreement with respect to the existing lease for such Real Property in the form and substance set forth on the attached Exhibit "C" (in either event, the "`B' Street
                               -----------
               Lease").

               (d)   Release of Guarantees. Purchaser and Seller shall have
                     ---------------------
         obtained the release of all guarantees of debt of the Seller made by Shareholder and the Former Shareholder executed in favor of U.S. Bank of Washington, N.A.

               (e)   Documentation. All documents relating to the transactions
                     -------------
         contemplated in this Agreement shall be satisfactory in form and content to Purchaser's legal counsel.

               (f)   Approvals. All directors', shareholders', lender and other
                     ---------
         approvals or consents, including the consent of the Former Shareholder to assignment of the Consulting Agreement to Purchaser (the "Former Shareholder's Consent"), to the transactions contemplated herein which may be required of Seller shall have been obtained by Seller.

               (g)   No Encumbrances. All of the Assets shall be owned free and
                     ---------------
         clear of all liens and encumbrances, other than those liens and encumbrances the obligations of which will be released concurrently with the Closing or which Purchaser specifically agrees to assume pursuant to the terms of this Agreement.

               (h)   UCC Searches. Purchaser, at its sole expense, shall have
                     ------------
         obtained Uniform Commercial Code financing statement searches, or its equivalent with respect to foreign jurisdictions dated not earlier than ten (10) days prior to the Closing Date, from each state, country and foreign jurisdiction in which Seller owns or leases any property, showing no security interests, pledges, liens, claims or encumbrances in or affecting any part of Seller's assets, other than those which Seller causes to be released prior to or concurrently with the Closing or which Purchaser specifically agrees to assume pursuant to the terms of this Agreement.

               (i)   Litigation. There shall be no action, suit or proceeding
                     ----------
         pending or threatened before any court or quasi-judicial or administrative agency of any jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of the transactions contemplated herein, (ii) cause any of the transactions contemplated herein to be rescinded following consummation, or (iii) affect adversely the right of Purchaser to own, operate or control the Assets or the Business.

               (j)   Covenant Not to Compete. Seller shall execute, enter into
                     -----------------------
         and deliver to Purchaser a Confidentiality Agreement and Covenant Not to Compete (the "Covenant Not to Compete") in substantially the form and content set forth in Exhibit "D" hereto.
                                  -----------

               (k)   Employment Agreement. Purchaser and Shareholder shall
                     --------------------
         execute, enter into and deliver the employment agreement described in
         Section 5.4 (the "Employment Agreement").

               (l)   Consents and Estoppel Certificates. All leases for all
                     ----------------------------------
         personal property used by Seller shall be satisfactory to Purchaser and shall be properly assigned. In the event that the existing `B' Street Lease is assigned to Purchaser (as opposed to Purchaser and the lessor thereof entering into a new lease), Seller shall obtain the a consent and estoppel certificate from the such lessor, certifying that the existing `B' Street Lease and all amendments thereto are as attached to the certificate and (i) such lease is in full force and effect, (ii) there are no uncured defaults thereunder, (iii) the date through which lease payments or any other applicable payments thereunder have been paid, and (iv) the amount of any security deposit held thereunder.

               (m)   Warranty Bill of Sale and Assignment and Assumption.
                     ---------------------------------------------------
         Seller shall deliver all necessary consents to assignment of any contract to be assumed by Purchaser hereunder. Seller shall execute and deliver to Purchaser a Warranty Bill of Sale and Assignment and Assumption Agreement in substantially the form and substance set forth in Exhibit "E" hereto.
            -----------

               (n)   Vehicles. Seller shall have properly transferred title to
                     --------
         the vehicles listed on Schedule 1.1(e) to Purchaser.
                                ---------------

         7.2   Conditions Precedent to Seller's Obligation. The obligation of
               -------------------------------------------
Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived in writing by the Seller:

               (a)   Purchaser's Representations, Warranties and Covenants. All
                     -----------------------------------------------------
         representations and warranties of the Purchaser contained herein shall be true and correct as of the Effective Date and on the Closing Date, and Purchaser shall have performed, and there shall be no breach of, Purchaser's covenants and agreements set forth herein on or before the Closing Date.

               (b)   Release of Guarantees. Purchaser and Seller shall have
                     ---------------------
         obtained the release of all guarantees of debt of the Seller made by Shareholder and the Former Shareholder executed in favor of U.S. Bank of Washington, N.A.

               (c)   Approvals. All directors', shareholders' and other
                     ---------
         approvals or consents to the transactions contemplated herein which may be required of Purchaser shall have been obtained by Purchaser.

               (d)   Leases. Purchaser shall have entered into the DM Lease and
                     ------
         the `B' Street Lease.

               (e)   Litigation. There shall be no action, suit or proceeding
                     ----------
         pending or threatened before any court or quasi-judicial or administrative agency of any jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of the transactions contemplated herein, (ii) cause any of the transactions contemplated herein to be rescinded following consummation, or (iii) affect adversely the right of Purchaser to own, operate or control the Assets or the Business.

               (f)   Employment Agreement. Purchaser and Shareholder shall
                     --------------------
         execute, enter into and deliver the Employment Agreement.

               (g)   Delivery of Note and Letter of Credit. Purchaser shall
                     -------------------------------------
         have delivered to Seller the Note and the Letter of Credit (on terms reasonably satisfactory to Seller and Seller's counsel).

               (h)   Documentation. All documents relating to the transactions
                     -------------
         contemplated in this Agreement shall be satisfactory in form and content to Seller's legal counsel.



                                  ARTICLE VIII

                                    CLOSING

         8.1   Closing. The closing (the "Closing") of the transaction
               -------
contemplated herein shall be at the offices of Jaffe, Raitt, Heuer & Weiss, Professional Corporation on January __, 1998 (the "Closing Date"), or at such other time and location as mutually agreed to by the parties and shall, in any event, be effective as of 12:01 a.m. on January 1, 1998.

         8.2   Documents to Be Delivered at Closing by Seller. At the Closing,
               ----------------------------------------------
Seller shall deliver to Purchaser:

               (a) A certificate executed by an officer of Seller, dated the Closing Date, to the effect that (i) the warranties and representations of Seller contained herein are true on the Closing Date with the same effect as though made on and as of the Closing Date and the Effective Date, (ii) Seller has performed and complied with all obligations imposed upon it hereunder, including the performances of all covenants,
         (iii) there has been no material adverse change in the Business or the Assets from the date of this Agreement to the Closing Date, and (iv) Seller has operated the Business only in the ordinary course, and there have been no material adverse changes in the Business or Assets from the date hereof to the Closing Date.

               (b) Certified Resolutions of Seller's Board of Directors and, if applicable, shareholders approving the terms and conditions of this Agreement and the sale of the Assets as herein provided.

               (c) Warranty Bill of Sale and Assignment and Assumption Agreement, transferring all of the Assets to Purchaser, in the form attached hereto as Exhibit "E" and made a part hereof.
                            -----------

               (d)   The Covenant Not to Compete.

               (e) The consent and estoppel certificates described in Section 7.1(j) above.

               (f)   All of the Assets.

               (g)   The DM Lease.

               (h) The Assignment and Assumption of the "B" Street Lease or new "B" Street Lease, as the case may be.

               (i)   The Employment Agreement.

               (j)   The Former Shareholder's Consent.

               (k) Such other documents and instruments as may be reasonably requested by counsel for Purchaser.

         8.3   Documents to be Delivered at Closing by Purchaser. At the
               -------------------------------------------------
Closing, Purchaser shall deliver to Seller:

               (a) Certificate executed by an officer of Purchaser dated the Closing Date, to the effect that (i) the warranties and representations of Purchaser contained herein are true on the Closing Date with the same effect as though made on and as of the Closing Date and the Effective Date, and (ii) Purchaser has performed and complied with all obligations imposed upon it hereunder, including the performances of all covenants.

               (b) Certified Resolutions of the Board of Directors of Purchaser approving the terms and conditions of this Agreement and the purchase of the Assets as herein provided.

               (c) The Purchase Price as provided in Article III (including the Note and the Letter of Credit).

               (d)   The Employment Agreement.

               (e) Such other documents and instruments as may be reasonably requested by counsel for Seller.


                                  ARTICLE IX

                                INDEMNIFICATION
                                ---------------

         9.1   Indemnification of Purchaser. Seller and Shareholder hereby,
               ----------------------------
jointly and severally, agree to indemnify, defend (as provided below) and hold Purchaser, and its officers, directors, employees, shareholders, successors and assigns, harmless from and against any and all liability, loss, costs or expenses which Purchaser may suffer and become liable for as a result or in connection with:

               (a) Any and all liabilities and obligations and claims against Seller not assumed by Purchaser pursuant to the provisions of this Agreement, whether disclosed or not, including without limitation, any and all liabilities and obligations of, or claims, demands, liens, or judgments against Purchaser incurred or which arise from or in any way relate to the activities of Seller, claims arising as the result of injuries alleged to have been sustained at any time as the result of any actual or alleged defect in a product manufactured by Seller or the operation of the Business by Seller, prior to the Closing;

               (b) Any and all liabilities and claims incurred by Purchaser based upon, arising out of or otherwise in connection with non-compliance by Seller with the provisions of any bulk transfer laws which may apply to the transactions contemplated in this Agreement;

               (c) Any and all monetary damages or deficiencies resulting from any misrepresentation, or breach of warranty, under this Agreement or resulting from any misrepresentation or omission from any certificate, schedule, list, or other instrument to be furnished by Seller to Purchaser under this Agreement;

               (d) Any nonfulfillment of any agreement or covenant on the part of Seller; or

               (e) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses including reasonable attorneys and consultants fees, incident to any of the foregoing;

provided, however, that within sixty (60) days after learning of the assertion of any claim against which Purchaser claims indemnification hereunder, Purchaser shall notify Seller and afford it the opportunity to assume the defense or settlement thereof at its own expense with counsel of its choosing, and Purchaser shall have cooperated fully to make available to Seller all pertinent information under its control or in its possession. Purchaser shall have the right to join in the defense of any such claim with counsel of its own choosing and at its own expense.

         9.2   Indemnification of Seller. Purchaser hereby agrees to indemnify,
               -------------------------
defend (as provided below) and hold Seller and Shareholder, and their respective successors and assigns, and Seller's officers and directors and shareholder harmless from and against any and all liability, loss, cost or expense which Seller or Shareholder may suffer or become liable for as a result or in connection with:

               (a) Any and all liabilities, obligations and claims, which arise from or in any way relate to the ownership or operation of the Business by Purchaser after the Closing Date;

               (b) Any and all liabilities and claims arising after the Closing Date under any contract, agreement or lease assigned to Purchaser pursuant to the terms of this Agreement;

provided, however, that within sixty (60) days after learning of the assertion of any claim against which Seller claims indemnification hereunder, Seller shall notify Purchaser and afford it the opportunity to assume the defense or settlement thereof at its own expense with counsel of its choosing, and Seller shall have cooperated fully to make available to Purchaser all pertinent information under its control or in its possession. Seller shall have the right to join in the defense of any such claim with counsel of its own choosing and at its own expense.

         9.3   Minimization of Indemnities. The parties hereto shall each use
               ---------------------------
reasonable efforts to minimize the obligation of the others to indemnify hereunder, by, among other reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as it believes may minimize such obligation and seeking to the maximum extent possible reimbursement from insurance carriers under applicable insurance policies covering any such liability.

         9.4   Assignment of Claims. The parties hereto agree upon satisfaction
               --------------------
of the obligation to indemnify hereunder, and in consideration thereof, to assign to the party making such payment or giving such credit, any and all claims, causes of action and demands of whatever kind and nature which such indemnified party may have against any person, firm or other entity giving rise to such indemnified loss, and to reasonably cooperate in any efforts to recover therefrom.

         9.5   Purchaser's Right to Settle Claims. Notwithstanding anything
               ----------------------------------
herein contained to the contrary, in the event that, in order to protect the Business to be acquired by Purchaser hereunder or the customers of the Business, or the Assets, Purchaser shall desire to settle any claims or actions, the defense of which Seller would otherwise be entitled to assume pursuant to the provisions hereof, Purchaser shall be entitled to so settle such claim or action, after first giving Seller not less than five (5) days prior written notice of such claim or action and the proposed settlement, and the terms of such settlement shall be binding upon Seller so long as they are commercially reasonable measured in the context of the matter settled and not in respect of other considerations of the Purchaser.

         9.6   Remedies Not Exclusive. Each Party to this Agreement shall be
               ----------------------
entitled to exercise and resort to all rights and remedies for misrepresentation or breach as are afforded to such party at law or in equity, including, without limitation, rescission, specific performance, action for damages, adjustment to the Purchase Price or such other remedies and relief as may be afforded to such art under this Agreement or by a court of competent jurisdiction. Neither the existence or exercise of any specific remedies is intended to be exclusive of or impair or otherwise adversely affect in any manner whatsoever any rights, remedies or relief otherwise available to such party, and each and every right and remedy will be cumulative and in addition to every other right and remedy provided in this Agreement or by law.

          9.7   Right of Offset. Any amounts payable by Seller to Purchaser
                ---------------
under this Agreement (including pursuant to this Article IX) may, at the option of Purchaser, be set off against any amounts due Seller by Purchaser hereunder, including, without limitation, pursuant to the Note (as defined in Section 3.2).

         9.8   Limitation on Indemnities. Notwithstanding any provision to the
               -------------------------
contrary, no claim by either party against the other for breach of representation or warranty shall be valid and assertible unless and until the aggregate amount of all claims which may be asserted exceeds $100,000, except that no claim by Purchaser against Seller for breach of the representations and warranties contained in Sections 4.1(i), 4.1(j) and 4.1(s) shall be valid and assertible unless and until the aggregate amount of all such claims which may be asserted under such sections exceeds $200,000, and then (in both instances) such claims shall be payable from the first dollar. Additionally, all claims for breach of representation or warranty, together with any claims for indemnification by Purchaser against Seller relating to any environmental liability (whether or not a breach of representation or warranty) shall not exceed an amount equal to the Initial Purchase Price less the amount of the Initial Purchase Price to be paid to the Former Shareholder pursuant to Section 3.6(a) of this Agreement. The dollar limitations set forth in this Section 9.8 shall not apply to any other Excluded Liabilities or to any breach of a party's covenants or other agreements hereunder; provided, however, if any claim by Purchaser against Seller with respect to an Excluded Liability could also be asserted by Purchaser against Seller as a breach of representations or warranties hereunder, Purchaser shall assert such claim (to the extent applicable) as a breach of a representation and warranty rather than an Excluded Liability.

         9.9   Survival. The representations and warranties of Seller and
               --------
Purchaser contained in this Agreement shall survive for a period of two (2) years from the Closing Date (other than Seller's representations and warranties with respect to assets contained in Section 4.1(a), good standing and authority found in Section 4.1(b), tax matters found in Section 4.1(p), and consents, approvals and authorizations found in Section 4.1(t), which shall continue in full force and effect until expiration of their respective statutes of limitation, and environmental matters found in Section 4.1(s), which shall continue in full force and effect for a period of three (3) years).


                                   ARTICLE X

                                  TERMINATION
                                  -----------

         10.1  Termination. This Agreement may be terminated at any time before
               -----------
the Closing:

               (a) by mutual consent of the Boards of Directors of Purchaser and Seller; or

               (b) by the Board of Directors of Seller if any of the conditions set forth in Section 7.2 of this Agreement have not been fulfilled, satisfied or waived by January 31, 1998, or Purchaser breaches any covenant or agreement set forth in this Agreement; or

               (c) by the Board of Directors of Purchaser if any of the conditions set forth in Section 7.1 of this Agreement have not been fulfilled, satisfied or waived by January 31, 1998, or Seller breaches any covenant or agreement set forth in this Agreement.

         10.2  Effect of Termination. If this Agreement is terminated in
               ---------------------
accordance with Section 10.1,it shall be null and void and have no further force or effect.


                                  ARTICLE XI

                                 MISCELLANEOUS
                                 -------------

         11.1  Distribution to Shareholder. Immediately prior to the Closing,
               ---------------------------
Seller may distribute to Shareholder an amount equal to Seller's Adjusted Income (defined in Section 3.2) for the period commencing on July 1,1997 and ending on the Effective Date (the "Distribution").

         11.2  Expenses. Seller and Purchaser hereby agree that they shall each
               --------
bear their own expenses incurred by them in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated herein.

         11.3  Dispute Resolution Any and all disputes between the parties
               ------------------
hereto arising out of any provision of this Agreement shall be resolved in accordance with the alternative Dispute Resolution Procedures set forth in the attached Exhibit "H", provided, however, that a party hereto may seek a
         -----------
preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such action, the parties hereto will continue to participate in good faith in the procedures set forth in Exhibit "H".
                                          -----------

         11.4  Notices. Any and all notices, requests, demands and other
               -------
communications permitted or required hereunder shall be in writing and shall be deemed given, if personally delivered or if mailed, postage prepaid, certified or registered, return receipt requested, to the parties as follows, or at such other addresses as they may indicate by written notice given as herein provided:


         If to Seller:                                        With a Required Copy to:

         Livingston, Inc.                                     Stoel Rives LLP
         6045 N.E. 135th Street                               600 University Street, Suite 3600
         Kirkland, WA 98034                                   Seattle, WA 98101
         Attention: Mr. Robert D. Morganstern                 Attention: John E. Poffenbarger, Esq.


         If to Purchaser:                                     With a Required Copy to:

         Cambridge Industries, Inc.                           Jaffe, Raitt, Heuer & Weiss
         555 Horace Brown Drive                               Professional Corporation
         Madison Heights, Michigan 48071                      One Woodward Avenue, Suite 2400
         Attention: President                                 Detroit, Michigan 48226
                                                              Attention: Robin H. Krueger, Esq.

         11.5  Headings. The headings contained in this Agreement are for
               --------
reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         11.6  Construction. This Agreement has been executed in, and shall be
               ------------
construed and enforced in accordance with the laws of the State of Michigan.

         11.7  Assignment; Benefit. This Agreement may not be assigned by a
               -------------------
party without the prior written consent of the other party (which consent shall not be unreasonably withheld). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

         11.8  Entire Agreement. This Agreement, including the Exhibits and the
               ----------------
Schedules attached or to be attached hereto, is and shall be deemed to be the complete and final expression of the agreement between the parties as to the matters herein contained and relative thereof, and supersedes any previous agreements between the parties pertaining to such matters, other than that certain confidentiality agreement between the parties dated July 23, 1997, which shall survive the execution of this Agreement, but shall terminate upon the Closing.

         11.9  Tax Matters.
               -----------

               (i) Seller will be responsible for the preparation and filing of all Tax Returns for Seller for all periods as to which Tax Returns are due after the Closing Date. Seller will make all payments required with respect to any such Tax Returns.

               (ii) Purchaser will be responsible for the preparation and filing of all Tax Returns for the Business for all periods as to which Tax Returns are due after the Closing Date. Purchaser will make all payments required with respect to any such Tax Return; provided, however, that Seller will reimburse Purchaser concurrently therewith to the extent any payment the Purchaser is making relates to the operations of the Business for any period ending on or before the Closing Date.

               (iii) All sales, use and transfer taxes (including taxes, if any, imposed upon the transfer of real and personal property), filing, recording and registration fees payable in connection with the transactions contemplated hereby shall be paid by Seller.

         11.10 Books and Records. Purchaser agrees that it will preserve all
               -----------------
documents, books and records of the Business delivered to Purchaser by Seller pursuant to this Agreement for a period of six (6) years from the Closing Date and will allow Seller, and any of its representatives, full access thereto and the right to make copies and extracts therefrom at any time during such six-year period during normal business hours after reasonable notice.

          11.11 Counterparts. This Agreement may be executed in two or more
                ------------
counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

          11.12 Waiver. The waiver by any party of any breach of any provision
                ------
hereof shall not operate or be construed as a waiver of any subsequent or similar breach.

          11.13 Amendment. This Agreement may only be amended by written
                ---------
agreement executed by the parties hereto, or their respective successor or assigns.

          11.14 Further Assurances. From time to time after the Closing Date,
                ------------------
at Purchaser's request and without further consideration, Seller and Shareholder shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as Purchaser may reasonably request in order more effectively to convey, transfer, reduce to possession or record title to any of the Assets purchased pursuant hereto. Upon the request of Purchaser, Seller and Shareholder will cooperate and will use their best efforts to have the officers, directors and other employees of Seller cooperate with Purchaser on or after the Closing Date by furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Purchaser and which are based upon contracts, leases, arrangements or acts of Seller which were in effect or occurred on or prior to the Closing Date. From time to time after the Closing Date, at Seller's request and without further consideration, Purchaser shall execute and deliver or cause to be executed and delivered such further instruments and documents as may be necessary or reasonably desirable for the consummation of the transactions contemplated in this Agreement.

                            ************************

         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be fully executed as of the day and year first written above.


                                   CAMBRIDGE INDUSTRIES, INC.
                                   a Delaware corporation

                                   By: /s/ Richard Crawford
                                      -----------------------------------------
                                   Its: Chairman of the Board
                                       ----------------------------------------

                                   LIVINGSTON, INC.,
                                   a Washington corporation

                                   By: /s/ Robert D. Morganstern
                                      ------------------------------------------
                                   Its: President
                                       -----------------------------------------


                                   /s/ Robert D. Morganstern
                                   ---------------------------------------------
                                   ROBERT D. MORGRANSTERN

                               LIST OF SCHEDULES



      1.1(a)      -       Furniture, Fixtures and Other Fixed Assets
      1.1(e)      -       Equipment, Machinery and Vehicles
      1.1(f)      -       Contracts
      1.1(g)      -       Licenses and Permits
      1.1(i)      -       Third Party Warranties
      1.1(j)      -       Real Property
      1.1(k)      -       Accounts Receivable
      1.2(d)      -       Excluded Assets
      4.1(e)      -       Intellectual Property
      4.1(f)      -       Condition of Assets
      4.1(h)      -       Litigation
      4.1(i)      -       Compliance with Applicable Laws and Regulations
      4.1(k)      -       Employees
      4.1(m)      -       Financial Statements
      4.1(o)      -       Conduct of Business Since June 30, 1997
      4.1(p)      -       Tax Matters
      4.1(r)      -       Leased Real Property
      4.1(s)      -       Environmental Reports
      4.1(t)      -       Consents, Approvals and Authorization
      4.1(u)      -       Insurance
      4.1(v)      -       Employee Benefit Plans

                               LIST OF EXHIBITS

A        -        Form of Promissory Note

B        -        Form of Employment Agreement

C        -        Form of Assignment and Assumption of "B" Street Lease or
                  New "B" Street Lease

D        -        Form of Covenant Not to Compete

E        -        Form of Warranty Bill of Sale and Assignment and Assumption

F        -        Alternative Dispute Resolution

G        -        Confidentiality Agreement

                               LIST OF SCHEDULES


      1.1(a)      -       Furniture, Fixtures and Other Fixed Assets
      1.1(e)      -       Equipment, Machinery and Vehicles
      1.1(f)      -       Contracts
      1.1(g)      -       Licenses and Permits
      1.1(i)      -       Third Party Warranties
      1.1(j)      -       Real Property
      1.1(k)      -       Accounts Receivable
      1.2(d)      -       Excluded Assets
      4.1(e)      -       Intellectual Property
      4.1(f)      -       Condition of Assets
      4.1(h)      -       Litigation
      4.1(i)      -       Compliance with Applicable Laws and Regulations
      4.1(k)      -       Employees
      4.1(m)      -       Financial Statements
      4.1(o)      -       Conduct of Business Since June 30, 1997
      4.1(p)      -       Tax Matters
      4.1(r)      -       Leased Real Property
      4.1(s)      -       Environmental Reports
      4.1(t)      -       Consents, Approvals and Authorization
      4.1(u)      -       Insurance
      4.1(v)      -       Employee Benefit Plans



In accordance with Item 601(b)(2) of Regulation S--K, the exhibits and schedules described in the List of Exhibits and Schedules of this Agreement have not been filed with the Current Report on Form 10--K to which this Agreement is an exhibit. The Registrant hereby agrees to furnish supplementally copies of such exhibits and schedules to the Commission upon request.

                                LIST OF EXHIBITS




A        -        Form of Promissory Note

B        -        Form of Employment Agreement

C        -        Form of Assignment and Assumption of "B" Street Lease or
                  New "B" Street Lease

D        -        Form of Covenant Not to Compete

E        -        Form of Warranty Bill of Sale and Assignment and Assumption

F        -        Alternative Dispute Resolution

G        -        Confidentiality Agreement


In accordance with Item 601(b)(2) of Regulation S--K, the exhibits and Schedules described in the List of Exhibits and Schedules of this Agreement have not been filed with the Current Report on Form 10--K to which this Agreement is an exhibit. The Registrant hereby agrees to furnish supplementally copies of such exhibits and schedules to the Commission upon request.

                                      27